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[SELECTIVE LOGO]


                                        Selective Insurance Group, Inc.
                                        40 Wantage Avenue
                                        Branchville, New Jersey 07890
                                        www.selective.com

For release at 4:15 p.m. (EST) on Feb. 3, 2004
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Dale Thatcher
973-948-1774, dale.thatcher@selective.com


                       Selective Insurance Group Reports
                          2003 Fourth Quarter Earnings
                           Operating income(1) up 90%
        15th straight quarter of double-digit commercial renewal pricing
                     GAAP combined ratio drops below 100.0%
                Book value per share up 12% for 2003, to $27.48


Branchville, NJ - Feb 3, 2004 - Selective Insurance Group, Inc. (Nasdaq: SIGI), today reported net income of $23.8 million, or $0.86 per diluted share, for the fourth quarter ended December 31, 2003, compared with $12.3 million, or $0.46 per diluted share, for the same period last year. Operating income(1) from continuing operations increased 90%, to $20.9 million, or $0.75 per diluted share for the fourth quarter 2003, compared with $11.0 million, or $0.41 per diluted share for the fourth quarter 2002. Net premiums written increased 15% to $271.4 million in fourth quarter 2003, compared with the same period last year, and reached $1.2 billion for the year.

Fifteen consecutive quarters of double-digit commercial renewal price increases produced more favorable commercial lines results. Strong pricing, together with an improving personal lines automobile market, resulted in a drop in Selective's GAAP combined ratio for the quarter to 99.5%, down from 103.2% for the fourth quarter of 2002. For the same period, the statutory combined ratio improved almost two points to 101.6%. For the full year, the GAAP combined ratio improved to 102.2%, from 103.9% at

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
(1) Operating income from continuing operations differs from net income by the exclusion of realized gains or losses on investment sales, as well as net income from the discontinued software operation. It is used as an important financial measure by management, analysts and investors because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the attached GAAP Highlights, and Reconciliation to Comparable GAAP Measures. Statutory
    data is prepared in accordance with statutory accounting rules as defined by the
    National Association of Insurance Commissioners Accounting Practices and Procedures
    Manual and, therefore, is not reconciled to GAAP.
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the end of 2002, while the statutory combined ratio dropped to 101.5% at year-end, from 103.2% in 2002.

Selective Insurance Group, Inc., Chairman, President and CEO Gregory E. Murphy stated: "Our strong fourth quarter capped off a solid year, in which our distinctive competitive positioning and growth strategies enabled us to reach our goals, while accelerating our capacity for continued improvement. We delivered an annual total return to our shareholders of 31.4%, a performance that surpassed the S&P 500 and the S&P Property and Casualty indices.

"In our core commercial lines operation, which represents 82% of overall premium volume, premium growth was 17% for the quarter, including $50 million in new business. Commercial renewal price increases held steady at 11%, and averaged 13% for the full year. Our commercial outlook remains favorable as increases in premiums continue to outpace loss trends. Operating cash flow also remained strong during the quarter, up 50% over the prior year period to $74 million, and reaching $282 million for the full year. We further narrowed the gap in our personal lines statutory combined ratio, which includes our flood operations, delivering a 101.8% for the quarter, down from 105.0% for the same period last year. Our personal lines performance reflects ongoing improvements in our New Jersey automobile business, which produced a statutory combined ratio below 100.0% for both the quarter and the year," Murphy said.

Revenue from continuing operations for the fourth quarter 2003 increased 16% over fourth quarter 2002, to $359.2 million. Revenue growth for the quarter, compared with the same period last year, reflected: continued increases in net premiums earned, up 17% to $300.2 million; higher net investment income of $30.6 million, up 6%; and a 13% increase in revenue to $22.6 million from the Company's Diversified Insurance Services operation. Return on revenue for the diversified businesses improved to 5.3% for the quarter, compared with 3.9% in fourth quarter 2002. Selective's overall revenue from continuing operations reached $1.4 billion at year-end.


For the full year 2003, Selective's net income was $66.3 million, or $2.40 per diluted share, compared with $42.0 million, or $1.56 per diluted share, in 2002. Realized capital gains, after tax, for 2003 were $8.3 million, or $0.30 per diluted share, compared with $2.1 million, or $0.08 per diluted share, in 2002. For 2003, the Company had operating income(1) from continuing operations of $58.0 million, or $2.10 per diluted share, compared with $40.0 million, or $1.49 per diluted share last year.

At Dec. 31, 2003, total assets reached $3.4 billion, including $2.4 billion in the company's investment portfolio. Book value per share for the year grew 12% to $27.48. The Board of Directors has declared a $0.17 per share quarterly cash dividend on its common stock payable March 1, 2004, to stockholders of record on Feb. 17, 2004.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective's public website at www.selective.com. The webcast of Selective's quarterly analyst conference call will be simulcast at 8:30am EST, on Feb. 4, 2004, at www.selective.com. The webcast will be available for rebroadcast until the close of business on March 3, 2004.

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Selective Insurance Group, Inc., headquartered in Branchville, New
Jersey, is a holding company for five property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources benefits and administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com.
                                 -----------------

This press release contains certain statements that are not historical facts and are considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which can be identified by terms such as may, will, could, would, should, expect, plan, anticipate, target, project, intend, believe, estimate, predict, potential, seek, likely, or continue or other comparable terminology. Such forward-looking statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by the forward-looking statements. These statements are only predictions and we can give no assurance that such expectations will prove to be correct. These risks and uncertainties include, but are not limited to:

     o The frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
     o Adverse economic, market or regulatory conditions;
     o Our concentration in a number of east coast and Midwestern states;
     o The adequacy of loss reserves;
     o Reinsurance costs and availability;
     o Our ability to collect on reinsurance and the solvency of Selective's reinsurers;
     o Uncertainties related to insurance rate increases and business retention;
     o Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;
     o Our ability to maintain favorable ratings from A.M. Best, Standard & Poor's, Moody's and Fitch;
     o Fluctuations in interest rates and the performance of the financial markets;
     o Our entry into new markets and businesses; and
     o Other risks and uncertainties we identify in filings with the Securities and Exchange Commission, including, but not limited to the Annual Report on Form 10-K; although we do not promise to update such forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect these statements.

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Selective Insurance Group, Inc. (Nasdaq: SIGI) *


            GAAP HIGHLIGHTS AND RECONCILIATION TO COMPARABLE
                             GAAP MEASURES


(IN THOUSANDS, EXCEPT PER SHARE DATA)
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3 MONTHS ENDED DECEMBER 31:                                                            2003             2002
---------------------------                                                            ----             ----
Net premiums written                                                     $          271,380          236,316
Net premiums earned                                                                 300,203          257,484
Net investment income                                                                30,645           28,970
Diversified insurance services revenue from continuing operations                    22,568           19,923
Total revenues from continuing operations                                           359,202          309,103


Operating income from continuing operations                                          20,936           11,011
Capital gain, after tax                                                               2,905            1,348
                                                                             ---------------    -------------
Income from continuing operations, net of tax                                        23,841           12,359
Loss from discontinued operations, net of tax                                            -               (47)
                                                                             ---------------    -------------
Net income                                                               $           23,841           12,312
                                                                             ===============    =============



Statutory combined ratio                                                             101.6%           103.4%
GAAP combined ratio                                                                   99.5%           103.2%

Operating income from continuing operations per diluted share            $             0.75             0.41
Net income per diluted share                                                           0.86             0.46
Weighted average diluted shares                                                      27,911           27,064
Book value per share                                                     $            27.48            24.52


12 MONTHS ENDED DECEMBER 31:                                                           2003             2002
----------------------------                                                           ----             ----
Net premiums written                                                     $        1,219,159        1,053,487
Net premiums earned                                                               1,133,070          988,268
Net investment income                                                               114,748          103,067
Diversified insurance services revenue from continuing operations                    91,840           80,796
Total revenues from continuing operations                                         1,356,116        1,178,950


Operating income from continuing operations                                          57,997           39,997
Capital gain, after tax                                                               8,347            2,141
                                                                             ---------------    -------------
Income from continuing operations, net of tax                                        66,344           42,138
Loss from discontinued operations, net of tax                                            -              (169)
                                                                             ---------------    -------------
Net income                                                               $           66,344           41,969
                                                                             ===============    =============

Statutory combined ratio                                                             101.5%           103.2%
GAAP combined ratio                                                                  102.2%           103.9%

Operating income from continuing operations per diluted share            $             2.10             1.49
Net income per diluted share                                                           2.40             1.56
Weighted average diluted shares                                                      27,645           26,922
Book value per share                                                     $            27.48            24.52

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         *ALL AMOUNTS INCLUDED IN THIS RELEASE EXCLUDE INTER COMPANY
TRANSACTIONS.

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